Exhibit 99.1

N E W S
Cimarex Energy Co. 1700 Lincoln Street, Suite 3700 Denver, CO 80203 Phone: (303) 295-3995

Cimarex Announces the Expiration of the Tender Offer for Any and All of its 5.875% Senior Notes Due 2022

DENVER, April 7, 2017 - Cimarex Energy Co. (NYSE: XEC) (“Cimarex”) today announced that its previously announced cash tender offer to purchase any and all of the outstanding aggregate principal amount of its 5.875% Senior Notes due 2022 (the “Notes”) expired at 5:00 p.m., New York City time, on April 7, 2017 (the “Expiration Time”). As of the Expiration Time, $253,423,000 aggregate principal amount of the Notes (34%) were validly tendered, which excludes $194,000 aggregate principal amount of the Notes that remain subject to guaranteed delivery procedures. Cimarex expects to accept for payment all Notes validly tendered and not validly withdrawn in the tender offer and expects to make payment for the Notes on April 10, 2017. Pursuant to the terms of the tender offer, Notes not tendered in the tender offer will remain outstanding. On April 12, 2017, Cimarex expects to deliver a redemption notice for any and all outstanding Notes pursuant to the terms of the indenture, as amended and supplemented, governing the Notes, and all remaining outstanding Notes will be redeemed (subject to the terms thereof) on May 12, 2017.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. This announcement shall not constitute a notice of redemption under the indenture governing the Notes.

About Cimarex Energy

Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent and Permian Basin areas of the U.S.

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including the consummation of the proposed transactions described above. These risks and uncertainties are more fully described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Specifically, Cimarex cannot assure you that the proposed transactions described above will be consummated on the terms Cimarex currently contemplates, if at all. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law. Actual results may differ materially from Cimarex projections and can be affected by a variety of factors outside Cimarex’s control, including the risks and uncertainties described in Cimarex’s SEC reports. Cimarex is not responsible for any changes made to this release by wire or Internet services.

FOR FURTHER INFORMATION CONTACT

Cimarex Energy Co.
Karen Acierno, 303.285.4957